Exhibit 10.2
Incentive Stock Option Notice and Agreement

Bob Evans Farms, Inc.	Optionee:	Option Number:
ID: 31-4421866 3776 South High Street Columbus, OH 43207		Plan:	First Amended and Restated 1998 Stock Option and Incentive Plan
ID:
Effective [___], you have been granted an incentive stock option to buy «SHARES» shares of common stock, par value $0.01 per share, of Bob Evans Farms, Inc. (the “Company”) at an exercise price of «PRICE» for each share.
The total exercise price for the shares subject to this Incentive Stock Option is «VALUE».
This incentive stock option will vest and become exercisable over a period of three years according to the following schedule:

Vesting Date	Number of Shares

BOB EVANS FARMS, INC.
By:
[Name] [Title] Date: [___]
This Incentive Stock Option Notice and Agreement is not a stock certificate or a negotiable instrument. The stock option represented by this Incentive Stock Option Notice and Agreement is non-transferable.
By your receipt of this Incentive Stock Option Notice and Agreement, you and the Company agree that this incentive stock option is granted under and governed by the terms and conditions of the Bob Evans Farms, Inc. First Amended and Restated 1998 Stock Option and Incentive Plan, including the terms and conditions set forth on the reverse side of this Incentive Stock Option Notice and Agreement.
Section 409A of the Internal Revenue Code (“Section 409A”) imposes substantial penalties on persons who receive some forms of deferred compensation. Your incentive stock option has been designed to avoid these penalties. However, because the Internal Revenue Service has not yet issued rules fully defining the effect of Section 409A, it may be necessary to revise your Incentive Stock Option Notice and Agreement if you are to avoid these penalties. By accepting this incentive stock option, you agree to accept those revisions, without any further consideration, even if those revisions change the terms of your incentive stock option and reduce its value or potential value.

Bob Evans Farms, Inc.
First Amended and Restated
1998 Stock Option and Incentive Plan
Incentive Stock Option Notice and Agreement
We are pleased to inform you that you have been granted an incentive stock option (“Option”) to purchase shares of common stock, par value $0.01, of Bob Evans Farms, Inc (“Shares”), (the “Company”). Your Option has been awarded under the Bob Evans Farms, Inc. First Amended and Restated 1998 Stock Option and Incentive Plan (the “Plan”), which, together with this Incentive Stock Option Notice and Agreement (“Agreement”), sets forth the terms and conditions of this Option and is incorporated by reference into this Agreement. A prospectus describing the Plan in more detail has been delivered to you. Copies of the Plan and the prospectus are also available at our Compensation Department. The Plan and the prospectus contain important information and we urge you to review them carefully.

Option Information:
Optionee:
Grant Date:
Shares Subject to the Option:
Exercise Price:
Last Exercise Date:
Vesting: You may not exercise this Option until the Option has vested. The Option will vest and become exercisable according to the following schedule with respect to each installment of Shares:

Vesting Date	Number of Shares

This vesting schedule may be affected if (1) you die, (2) you retire, (3) your employment with the Company is terminated or (4) there is a change in control of the Company, as explained later in this Agreement.
Option Term: You must exercise this Option before the Last Exercise Date, or an earlier date if you die or retire, if your employment with the Company is terminated, or if there is a change in control of the Company (as explained later this Agreement). After that time, this Option will become null and void.
Exercise: Exercising this Option means that you exchange this Option for a number of Shares by purchasing each Share that you wish to buy at the Exercise Price. You can only buy the number of Shares as to which the Option has vested on the exercise date. For example, if you receive an option to buy 200 Shares that vests in two annual installments of 100 Shares, you can buy up to 100 Shares on or after the first vesting date. You cannot buy the remaining 100 Shares until the second vesting date. The number of Shares you may purchase on any date cannot exceed the total number of Shares as to which the Option is vested by that date, less any Shares you previously acquired by exercising this Option.
To exercise this Option, you must deliver to the Company (1) a written notice that states the number of Shares you wish to buy and (2) the Purchase Price. The “Purchase Price” is the Exercise Price multiplied by the number of Shares you are buying. You may pay the Purchase Price in one of the following ways:
(1) Cash: Deliver cash, a cashier’s check or a personal check to the Company in the amount of the Purchase Price.
(2) Swap/Stock-for-Stock Exercise: Deliver to the Company Shares that you already own which have a Fair Market Value equal to the Purchase Price. The “Fair Market Value” of the Company’s Shares, on any given date, is the last reported sale price of the Shares on NASDAQ.
(3) Broker Assisted Exercise: Authorize a broker to sell some or all of the Shares to be acquired through the exercise of the Option and instruct the broker to pay the Company the portion of the sale proceeds equal to the Purchase Price (and any tax withholding) and to pay you any sale proceeds remaining after paying the Purchase Price and the broker’s fee.
Tax Withholding: In the event that the Company determines that any federal, state or local tax or withholding payment is required in connection with the exercise of this Option or sale of the Shares you acquire through this Option, the Company has the right to require these payments from you. The Company permits you to make these payments (1) in cash (including cash resulting from a broker assisted exercise), (2) by having the Company withhold from the Shares you are to receive upon exercise the number of Shares having a Fair Market Value equal to the payment due, or (3) delivering to the Company Shares that you already own which have a Fair Market Value equal to the payment due.
Exercise Following Retirement, Death, Disability, Termination of Employment or a Change in Control of the Company:
Retirement (as defined in the Plan): If you retire, this Option will vest immediately and become fully exercisable. You must exercise this Option by the Last Exercise Date or within 90 days after retirement, whichever is earlier. After 90 days, this Option will be converted into a non-qualified stock option and will expire on the Last Exercise Date.
Death: If you die while employed by the Company, this Option will vest immediately and become fully exercisable. The legal representative of your estate must exercise this Option by the Last Exercise Date or within one year of the date of your death, whichever is earlier.
Disability: If your employment with the Company is terminated because you become disabled, this Option will vest immediately and become fully exercisable. You must exercise this Option by the Last Exercise Date or within one year of the date of your termination of employment, whichever is earlier.
Termination of Employment: If you voluntarily terminate your employment with the Company, the unvested portion of this Option will be cancelled. You must exercise the vested portion of this Option by the Last Exercise Date or within 90 days following the date you notify the Company of your intention to terminate your employment, whichever is earlier. If your employment with the Company is terminated by the Company for “cause” (as defined in the Plan), this Option will be cancelled immediately (both the vested and unvested portion).
Change in Control of the Company: This Option will vest immediately and become fully exercisable if, within 36 months after a change in control of the Company, the Plan is terminated and not replaced simultaneously with a similar program providing comparable benefits. A “change in control” is defined in the Plan.
Restrictions on Transfer of Option: You may not assign, alienate, pledge, sell or otherwise transfer this Option, and any purported transfer will be void and unenforceable against the Company. Notwithstanding this prohibition, this Option may be transferred by will or by the laws of descent and distribution. During your lifetime, this Option may be exercised only by you or your guardian or legal representative.
Tax Consequences: This Option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). This brief discussion of the federal tax rules that affect this Option is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the Grant Date. You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Option.
You will not be required to pay ordinary income taxes on the value of this Option when it is issued, when it becomes exercisable or when you buy Shares by exercising this Option. Also, if you comply with certain rules (discussed below), you will not have ordinary income when you sell the Shares you purchased through this Option. Instead, capital gains taxes will apply, but only when you sell the Shares you bought by exercising this Option. Also, these taxes will be applied only to the difference between the price you paid for the Shares (i.e., the Exercise Price) and the amount you receive when you sell the Shares. Because capital gains tax rates normally are lower than ordinary income tax rates, this should minimize your total tax liability. However, this favorable capital gains tax treatment is available only if you do not sell the Shares earlier than two years after the Grant Date and one year after you exercise this Option. You may incur a tax liability when you exercise this Option if you pay the Purchase Price by delivering already owned Shares or using a broker assisted exercise.
If you do not comply with the rule just described, you must pay income tax, at ordinary income tax rates, on the difference between the Exercise Price and the fair market value of the Shares on the exercise date. Any additional gain (i.e., the difference between the fair market value of the Shares on the exercise date and the amount you receive when you sell the Shares) would be taxed at capital gains rates.
You also should know that this option is subject to an “alternative minimum tax,” which is a special tax rate imposed on tax preference items. Generally, the alternative minimum tax structure requires that you calculate your taxes, at a special rate, by including all items of tax preference, including the difference between the Exercise Price and the value of the Shares you purchase when you exercise this Option. This is done for the year in which you exercise this Option. Then, you compare the tax calculated under the alternative minimum tax rates with the tax you owe under the ordinary method of calculating your taxes for that year and pay the higher of the two tax amounts. You may avoid application of the “alternative minimum tax” by making a special election (known as a Code §83(b) election) within 30 days of the Grant Date. However, there are important tax and investment issues that you must consider before making a Code §83(b) election that you should discuss with your personal tax adviser.
Plan Controls: The Company has developed the Plan to encourage your continued effort and commitment to the Company. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the terms of the Plan. In the event of any actual or alleged conflict between the terms of the Plan and terms of this Agreement, the terms of the Plan shall be controlling and determinative.
Options are an Investment: Deciding whether and when to exercise this Option is an important investment decision. If the value of the Shares subject to this Option rises, you may realize a gain. However, there is no guarantee that the value of the Shares will rise. If the value does not rise or declines, you may lose all or some of your investment.
No Rights as a Stockholder: You shall not have any rights as a stockholder of the Company with respect to any of the Shares subject to this Option until you exercise the Option and the Company issues a certificate to you evidencing such Shares.
Section 16 Officers: If you are an executive officer of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, you are responsible for ensuring that all the requirements of Section 16 are met, including filing notices with the Securities and Exchange Commission. Additionally, the methods by which you may exercise this Option and your ability to sell the underlying shares may be subject to additional restrictions under the federal securities laws, including Rule 144 under the Securities Act of 1933, as amended.
IRS CIRCULAR 230 DISCLOSURE: In order to ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of (i) avoiding penalties that may be imposed under the U.S. Internal Revenue Code or (ii) promoting, marketing, or recommending to another person, any transaction or other matter addressed herein.